EXHIBIT 5.1

[LETTERHEAD OF COOLEY GODWARD LLP]

March 27, 2006

Favrille, Inc.

10421 Pacific Center Court, Suite 150

San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by FAVRILLE, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of an aggregate of up to 3,766,452 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), including 3,616,452 shares issuable pursuant to the Company’s 2001 Amended and Restated Equity Incentive Plan (the “Incentive Plan”) and 150,000 shares issuable pursuant to the Company’s 2005 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Incentive Plan, the ESPP, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that 2,600,000 of the Shares will become available for future issuance under the Incentive Plan pursuant to the automatic adjustment provision contained in Section 4(a) of the Incentive Plan and 100,000 of the Shares will become available for future issuance under the ESPP pursuant to the automatic adjustment provision contained in Section 4 of the ESPP.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares (i) when issued and sold in accordance with the Incentive Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full), and (ii) when issued and sold in accordance with the ESPP, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ Frederick T. Muto
Frederick T. Muto